UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 11, 2006

TECHNOLOGY INVESTMENT CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0118736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of February 16, 2006, Technology Investment Capital Corp. (the “Company”) entered into a Transfer and Agreement (the “Agreement”) pursuant to which Royal Bank of Canada replaced Bayerische Hypo-Und Vereinsbank, A.G., New York Branch, as administrative agent under the Company’s existing uncommitted secured revolving credit facility (the “Facility”). Concurrent with its appointment as administrative agent under the Facility, Royal Bank of Canada agreed to make available $40 million as a lender under the Facility. On April 11, 2006, the Company entered into an amended and restated credit agreement governing the Facility (the “Amendment”) to increase the Facility (as amended, the “Amended Facility”) from $40 million to $100 million. Royal Bank of Canada will continue to serve as administrative agent and a lender under the Amended Facility, and Branch Banking & Trust Company has joined the Amended Facility as a lender.

A copy of the Amendment is attached hereto as Exhibit 10.1. On April 12, 2006, the Company issued a press release announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1. The material terms and conditions of the Amended Facility are set forth below. All terms are qualified by reference to the Amendment.

Borrowings under the Amended Facility may be requested in the form of either a “Base Rate Loan” or a “LIBOR Loan” at any time prior to April 11, 2008, the termination date (the “Termination Date”). Base Rate Loans bear interest at a fluctuating rate based upon the greater of the prime rate announced from time to time by Royal Bank of Canada or the Federal Funds Rate plus 0.5%, plus 1.25% per annum. LIBOR Loans bear interest at the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars, plus 2.25% per annum for the relevant period. Interest on Base Rate loans is payable monthly in arrears, and interest on LIBOR Loans is payable at the earlier of the end of each interest period for such loan or three months after such loan is made. The lenders advance the Company amounts under the Amended Facility in their sole and absolute discretion.

All amounts borrowed under the Amended Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on the earlier of one year after such borrowings are made and the Termination Date. The Company is required to pay certain fees in connection with the Amended Facility.

The Company may prepay any borrowing at any time without premium or penalty, except that for borrowings pursuant to LIBOR loans the Company might be liable for certain funding breakage fees if prepayments occur prior to expiration of the relevant LIBOR interest period.

The Amended Facility contains customary representations, warranties and covenants, including with respect to the preservation and maintenance of the Company’s corporate existence, material compliance with laws, payment of taxes and maintenance of insurance and of our properties. Further, the Amended Facility includes customary events of default (subject to applicable cure periods), including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults. During the continuation of an event of default, the Company shall pay interest at a default rate.

The Company plans to use the proceeds from the Amended Facility to invest primarily in the debt of technology-related companies, and for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement

99.1	Press release dated April 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2006	TECHNOLOGY INVESTMENT CAPITAL CORP.

	By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President and Chief Operating Officer